Exhibit 99.2

NOMINATING AND CORPORATE GOVERNANCE

COMMITTEE CHARTER

The Board of Directors of The Greenbrier Companies, Inc. (the “Company”) shall appoint from its members a Nominating and Corporate Governance Committee. This Charter defines the role, authority and responsibility of the Nominating and Corporate Governance Committee.

Purposes and Responsibilities

The Nominating and Corporate Governance Committee is appointed by the Board of Directors to:

•	Monitor and oversee the Company’s compliance with sound principles of corporate governance, consistent with applicable law and best practices;

•	Develop and recommend to the Board of Directors for adoption corporate governance guidelines applicable to the Company, review such guidelines annually and recommend any changes to the Board;

•	Identify individuals qualified to become members of the Board of Directors, consistent with criteria approved by the Board;

•	Select, or recommend that the Board select, director nominees to be presented for election at annual meetings of stockholders;

•	Select, or recommend to the Board, nominees to fill vacancies on the Board of Directors;

•	Review the structure of the committees of the Board of Directors and select, or recommend to the Board, directors to be appointed as members on each Board committee.

•	Review and make recommendations to the Board concerning proposals received from stockholders for consideration at meetings of stockholders and inclusion in the Company’s proxy statements.

•	Develop and oversee programs for education and orientation of members of the Board of Directors and its committees;

•	Develop and oversee programs for evaluation of the Board of Directors, its committees and management;

•	Review and make recommendations to the Board concerning, the functions and titles of executive officers; and

•	Identify candidates qualified to become chief executive officer of the Company as part of a succession plan or in the event the existing chief executive officer is unable to perform his or her duties.

The Committee shall make regular reports to the Board and may make recommendations to the Board. The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Committee shall annually evaluate its own performance.

Committee Membership

The Committee will be comprised of at least two members. The Committee will be composed entirely of directors who meet the definition of “independence” under the listing standards of the New York Stock Exchange (NYSE). The Committee members will be appointed by the Board and may be removed by the Board in its discretion. The Committee shall have the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate, provided the subcommittees are composed entirely of independent directors.

Meetings

The Committee shall meet as often as its members deem necessary to perform the Committee’s responsibilities. A majority of the members of the Committee shall constitute a quorum. Concurrence of a majority of the quorum (or, in case a quorum at the time consists of two members of the Committee, both members present) shall be required to take formal action of the Nominating and Corporate Governance Committee. Written minutes shall be kept for all formal meetings of the Committee.

As permitted by Sections 60.337 and 60.341 of the Oregon Business Corporation Act, the Committee may act by unanimous written consent, and may conduct meetings via conference telephone or similar communication equipment.

Committee Authority

The Committee will have the authority, to the extent it deems necessary or appropriate, to retain a search firm and other resources necessary to identify director candidates. The Committee shall have sole authority to retain and terminate any such search firm, including sole authority to approve the firm’s fees and other retention terms. The Committee shall also have authority, to the extent it deems necessary or appropriate, to retain other advisors. The Company will provide for appropriate funding, as determined by the Committee, for payment of compensation to any search firm or other advisors employed by the Committee.

Adopted by the Board of Directors July 13, 2004

Amended March 29, 2005

Amended April 8, 2008

Amended January 8, 2010

Amended January 6, 2012